Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF FORMATION

SPARTAN MERGER SUB 2, LLC

THE UNDERSIGNED, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company is Spartan Merger Sub 2, LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained under Section 18-104 of the Delaware Limited Liability Company Act are:

The Corporation Trust Company 1209 Orange Street Wilmington, Delaware 19801 New Castle County

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Spartan Merger Sub 2, LLC this 5th day of January, 2017.

/s/ Lorri E. Strizich
Lorri E. Strizich, Authorized Representative